SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 30, 2012

Date of Report (Date of earliest event reported)

Anchor BanCorp Wisconsin Inc.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	001-34955	391726871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin	57303
(Address of Principal Executive Office)	(Zip Code)

800-252-8982

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2012, Anchor BanCorp Wisconsin Inc. (the “Company”) entered into Amendment No. 9 (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of June 9, 2008 (the “Credit Agreement”), among the Company, the lenders from time to time a party thereto (the “Lenders”), and U.S. Bank National Association, as administrative agent for the Lenders.

The Amendment provides the following:

•	The maturity date of the Credit Agreement is June 30, 2013 (“Maturity Date”).

•	The outstanding balance under the Credit Agreement from time to time shall bear interest at a rate equal to 15.0% per annum.

•	An amendment fee in an amount equal to 0.75% of the original loan commitment ($872,250) is due on the earlier of (i) the Maturity Date or (ii) the date on which the Company's obligations and liabilities are due or declared due.

•	AnchorBank, fsb, the Company’s wholly-owned subsidiary, shall maintain the following financial covenants:

•	a Tier 1 Leverage Ratio of not less than 4.00% at all times.

•	a Total Risk Based Capital Ratio of not less than 8.00% at all times.

•	the ratio of the sum of Non-Performing Loans plus other real estate owned by AnchorBank, fsb to the sum of Gross Loans plus other real estate owned by AnchorBank, fsb shall not exceed 13.00% at all times.

As of November 30, 2012, the outstanding principal balance under the Credit Agreement was $116.3 million, and accrued interest and fees were $47.5 million and $6.4 million, respectively. The Credit Agreement and the Amendment also contain customary representations, warranties, conditions, indemnification and events of default for agreements of such type.

The description above is a summary of the terms of the Amendment. This description does not purport to be complete and it is qualified in its entirety by reference to the Amendment, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Amendment No. 9, dated as of November 30, 2012, to the Amended and Restated Credit Agreement, dated as of June 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: November 30, 2012	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary
and General Counsel

EXHIBIT TABLE

Exhibit	Description

10.1	Amendment No. 9, dated as of November 30, 2012, to the Amended and Restated Credit Agreement, dated as of June 9, 2008.